Filed Pursuant to Rule 433

Registration No. 333-215494

*PRICED/DETAILS* $1.25bn+ Drive Auto Receivables Trust (DRIVE) 2018-4

Joint Leads: Barclays (str), Citi, JP Morgan

Co-Managers: RBC, Santander, Soc Gen

CL	AMT($MM)	WAL	MDY/S	E.Fnl	L.Fnl	BENCH	SPRD	YLD%	CPN	PRICE

A-1	180.00	0.11	P-1/A-1+	12/18	09/19	IntL	+ 28	2.45136%	2.45136%	100
A-2-A	208.00	0.41	Aaa/AAA	05/19	10/20	EDSF	+ 27	2.802%	2.78%	99.99768
A-2-B	65.00	0.41	Aaa/AAA	05/19	10/20	1ML	+ 27			100
A-3	182.77	0.98	Aaa/AAA	01/20	11/21	EDSF	+ 32	3.069%	3.04%	99.99078
B	168.25	1.58	Aa1/AA	08/20	10/22	EDSF	+ 50	3.391%	3.36%	99.98883
C	232.15	2.34	Aa3/A	07/21	11/24	IntS	+ 75	3.696%	3.66%	99.98243
D	220.82	3.37	Baa3/BBB	06/22	01/26	IntS	+ 115	4.134%	4.09%	99.97227

Expected Settle : 09/19/18	Registration : SEC Registered
First Pay Date : 10/15/18	ERISA Eligible : Yes
Expected Ratings : Moody’s, S&P	Min Denoms : $1k x $1k
Ticker : DRIVE 2018-4	Pxing Speed : 1.75% ABS to 10% Call
Expected Pricing : PRICED	Bill & Deliver : BARCLAYS

Available Information:

* Preliminary Prospectus (attached)

* Ratings FWP                (attached)

* DealRoadshow.com     Password: DRIVE184

* IntexNet/CDI (attached) Deal Name: bcgdrive_2018-4_preprice    Password: K99X

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (the “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.